EXHIBIT 99.1

First Mid Bancshares, Inc. Announces Second Quarter 2021 Results

MATTOON, Ill., July 29, 2021 (GLOBE NEWSWIRE) -- First Mid Bancshares, Inc. (NASDAQ: FMBH) (the “Company”) today announced its financial results for the quarter and year-to-date period ended June 30, 2021.

Highlights

  Net income of $12.2 million, or $0.68 diluted EPS
  Adjusted net income (non-GAAP) of $17.8 million, or $0.98 diluted EPS
  Board of Directors increased the quarterly dividend by 7.3% to $0.22 per share
  Completed the bank merger and system conversion with Providence Bank in May
  Acquired and integrated an insurance agency and a separate wealth management financial services firm with a combined annualized non-interest income of over $2.0 million
  Announced pending acquisition of Delta Bancshares Company (“Delta”), parent to Jefferson Bank & Trust
  Announced pending acquisition of a St. Louis based commercial lending team including a portfolio of loans of approximately $225 million and deposits of approximately $280 million

“The second quarter reflected very good financial and operating performance with strong earnings and the successful completion of the integration with Providence,” said Joe Dively, Chairman and Chief Executive Officer. “Our earnings, adjusted for the acquisition and branch consolidation costs, are a record high. In addition, we continued our strategic focus on growing noninterest income and expanding our services for our customers by completing an acquisition in each of our insurance and wealth management business lines.”

“Lastly, we completed extensive due diligence on the pending acquisitions of both Delta Bancshares Company and a separate St. Louis based team and portfolio.   We are extremely excited to deepen our presence in the St. Louis market area with these two announced acquisitions. Delta has a long history providing financial services in the market and the lenders in the loan and deposit deal all worked with our current market President in the past. The former Providence employees did a great job in working with our customers through the integration and we are now in a great position to layer on these pending acquisitions to create an even larger Missouri presence.” Dively concluded.

Net Interest Income

Net interest income for the second quarter of 2021 increased by $6.0 million, or 16.3% compared to the first quarter of 2021. Interest income increased by $5.8 million and interest expense decreased $0.2 million from the previous quarter. The increases are primarily driven by the first full quarter with Providence included. Accretion income increased by $1.6 million in the quarter for a total of $2.8 million. This was partially offset by a decline in PPP fee income of $0.3 million to $2.0 million in total.   At quarter end, the Company had $7.1 million of deferred fee income on PPP loans remaining.

In comparison to the second quarter of 2020, net interest income increased $11.2 million, or 35.4%. The increase was primarily the result of the addition of Providence, the additional income from the PPP, and the active management to lower funding costs.

Net Interest Margin

Net interest margin, on a tax equivalent basis, was 3.22% for the second quarter of 2021, which was an increase of six basis points compared to the prior quarter. Earning asset yields were flat, while the average cost of funds declined by six basis points as the Company continues to allow wholesale time deposits and FHLB advances to mature.

In comparison to the second quarter of last year, the net interest margin decreased three basis points with earning asset yields down 16 basis points and average cost of funds lower by 13 basis points.   The current quarter included $2.0 million of PPP fee income compared to $1.0 million in the second quarter of 2020. The current quarter also included $2.8 million in accretion income compared to $0.5 million in the same period last year.

Loan Portfolio

Total loans ended the quarter at $3.80 billion, representing a decrease of $146.8 million compared to the prior quarter. PPP loans decreased by $94.6 million and ended the period with $165.1 million outstanding. Excluding PPP, loans declined by $52.2 million in the quarter. The Company had a solid quarter of growth in loans from both new and existing customers, but experienced higher payoffs than normal more than offsetting the growth.

The Company continues to see its loan deferrals trending lower. As of July 15, 2021, outstanding deferrals totaled $9.9 million, or 0.3% of the loan portfolio. It is not anticipated that any of the customers with outstanding deferrals will receive an additional deferral when they mature.

Asset Quality

The Company’s asset quality measures continue to reflect a strong credit culture.   At quarter end, the ratio of non-performing loans to total loans was 0.80%, and the allowance for credit losses (“ACL”) to non-performing loans was 180%.   Nonperforming loans and nonperforming assets decreased in the quarter. The ratio of nonperforming assets to total assets was 0.65% at quarter end. Net charge-offs were $0.3 million during the second quarter compared to $0.7 million in the prior quarter. The Company recognized significant improvement in its classified loans during the quarter. Special mention loans decreased to $86.9 million and substandard loans decreased to $55.5 million.

Provision expense was recorded as a credit in the amount of $0.6 million in the second quarter compared to $6.1 million in the same quarter last year. The improving economic conditions combined with low levels of charge-offs and muted loan growth from higher payoffs resulted in a reduction to the ACL of $0.8 million. As of June 30, 2021, the ACL, excluding $165.1 million of PPP loans, was 1.50% of total loans.

Deposits

Total deposits ended the quarter at $4.74 billion, which represented an increase of $1.6 million from the prior quarter. The Company’s average rate on cost of funds was 0.30% for the quarter compared to 0.36% in the prior quarter and 0.43% in the second quarter of 2020. The Company continues to reprice CD’s lower and let wholesale funding sources mature without replacement.

Noninterest Income

Noninterest income for the second quarter of 2021 was $18.3 million compared to $17.7 million in the first quarter of 2021.   The increase compared to the prior quarter was partially due to the full quarter inclusion of Providence. Both the insurance and wealth management divisions had strong quarters compared to what has typically been a more seasonally soft period. The Ag group within wealth management benefited from higher commodity prices driving larger management fees and more farm sales than historically occurs in the second quarter. Insurance and wealth management businesses represented approximately 54.7% of the Company’s noninterest income providing significant diversification and more stable revenue than other fee income.

In comparison to the second quarter of 2020, noninterest income increased $4.4 million, or 31.7%. Combined, insurance and wealth management business lines increased 26.4% over the same period last year. The other fee income services increased partially by the addition of Providence.

Noninterest Expenses

Noninterest expense for the second quarter totaled $46.0 million compared to $37.6 million in the first quarter. The increase was primarily driven by the first full quarter inclusive of Providence, non-recurring acquisition costs of $5.8 million, and non-recurring branch consolidation costs of $1.2 million.

In comparison to the second quarter of 2020, noninterest expenses increased $19.9 million. The increase was primarily due to the addition of Providence and non-recurring costs.

The Company’s efficiency ratio, as adjusted in the non-GAAP reconciliation table herein, for the second quarter 2021 was 57.9% compared to 61.2% in the prior quarter and 53.7% for the same period last year.

Regulatory Capital Levels and Dividend

The Company’s capital levels remained strong and comfortably above the “well capitalized” levels. Capital levels ended the period as follows:

Total capital to risk-weighted assets	13.91%
Tier 1 capital to risk-weighted assets	10.92%
Common equity tier 1 capital to risk-weighted assets	10.51%
Leverage ratio	8.87%

The Company’s Board of Directors approved an increase of $0.015, or 7.3% per share, to its quarterly dividend. The increase results in the amount of $0.22 payable on September 1, 2021 for shareholders of record on August 18, 2021.

About First Mid: First Mid Bancshares, Inc. (“First Mid”) is the parent company of First Mid Bank & Trust, N.A., First Mid Insurance Group, Inc. and First Mid Wealth Management Co. First Mid is a $5.8 billion community-focused organization that provides a full-suite of financial services including banking, wealth management, brokerage, Ag services, and insurance through a sizeable network of locations throughout Illinois, Missouri, and Texas, and a loan production office in the greater Indianapolis area. Together, our First Mid team takes great pride in their work and their ability to serve our customers well over the last 156 years. More information about the Company is available on our website at www.firstmid.com.

Non-GAAP Measures: In addition to reports presented in accordance with generally accepted accounting principles (“GAAP”), this release contains certain non-GAAP financial measures. The Company believes that such non-GAAP financial measures provide investors with information useful in understanding the Company’s financial performance. Readers of this release, however, are urged to review these non-GAAP financial measures in conjunction with the GAAP results as reported. These non-GAAP financial measures are detailed as supplemental tables and include “Adjusted Net Income,” “Adjusted Diluted EPS,” “Efficiency Ratio,” “Net Interest Margin, tax equivalent,” and “Tangible Book Value per Common Share”. While the Company believes these non-GAAP financial measures provide investors with a broader understanding of the capital adequacy, funding profile and financial trends of the Company, this information should be considered as supplemental in nature and not as a substitute to the related financial information prepared in accordance with GAAP. These non-GAAP financial measures may also differ from the similar measures presented by other companies.

Forward Looking Statements
This document may contain certain forward-looking statements about First Mid and Delta, such as discussions of First Mid’s and Delta’s pricing and fee trends, credit quality and outlook, liquidity, new business results, expansion plans, anticipated expenses and planned schedules. First Mid intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of First Mid and Delta, are identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions. Actual results could differ materially from the results indicated by these statements because the realization of those results is subject to many risks and uncertainties, including, among other things, the possibility that any of the anticipated benefits of the proposed transactions between First Mid and Delta will not be realized or will not be realized within the expected time period; the risk that integration of the operations of Delta with First Mid will be materially delayed or will be more costly or difficult than expected; the inability to complete the proposed transactions due to the failure to satisfy conditions to completion of the proposed transactions, including failure to obtain the required regulatory, shareholder and other approvals; the failure of the proposed transactions to close for any other reason; the effect of the announcement of the proposed transactions on customer relationships and operating results; the possibility that the proposed transactions may be more expensive to complete than anticipated, including as a result of unexpected factors or events; changes in interest rates; general economic conditions and those in the market areas of First Mid and Delta; legislative and/or regulatory changes; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality or composition of First Mid’s and Delta’s loan or investment portfolios and the valuation of those investment portfolios; demand for loan products; deposit flows; competition, demand for financial services in the market areas of First Mid and Delta; accounting principles, policies and guidelines; the severity, magnitude and duration of the COVID-19 pandemic, the direct and indirect impact of such pandemic, including responses to the pandemic by the U.S., state and local governments, customers' businesses, the disruption of global, national, state and local economies associated with the COVID-19 pandemic, which could affect First Mid’s and Delta’s liquidity and capital positions, impair the ability of First Mid’s and Delta’s borrowers to repay outstanding loans, impair collateral values, and further increase the allowance for credit losses, and the impact of the COVID-19 pandemic on First Mid’s and Delta’s financial results, including possible lost revenue and increased expenses (including cost of capital), as well as possible goodwill impairment charges. Additional information concerning First Mid, including additional factors and risks that could materially affect First Mid’s financial results, are included in First Mid’s filings with the SEC, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date they are made. Except as required under the federal securities laws or the rules and regulations of the SEC, we do not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise.

Important Information about the Merger and Additional Information
First Mid will file a registration statement on Form S-4 with the SEC in connection with the proposed transaction. The registration statement will include a proxy statement of Delta that also constitutes a prospectus of First Mid, which will be sent to the shareholders of Delta. Investors in Delta are urged to read the proxy statement/prospectus, which will contain important information, including detailed risk factors, when it becomes available. The proxy statement/prospectus and other documents which will be filed by First Mid with the SEC will be available free of charge at the SEC’s website, www.sec.gov, or by directing a request when such a filing is made to First Mid Bancshares, P.O. Box 499, Mattoon, IL 61938, Attention: Investor Relations; or to Delta Bancshares Company, 2301 Market Street, Saint Louis, MO 63103, Attention: John Dulle, Executive Vice President. A final proxy statement/prospectus will be mailed to the shareholders of Delta.

Participants in the Solicitation
First Mid and Delta, and certain of their respective directors, executive officers and other members of management and employees, are participants in the solicitation of proxies in connection with the proposed transactions. Information about the directors and executive officers of First Mid is set forth in the proxy statement for its 2021 annual meeting of stockholders, which was filed with the SEC on March 19, 2021. These documents can be obtained free of charge from the sources provided above. Investors may obtain additional information regarding the interests of such participants in the proposed transactions by reading the proxy statement/prospectus for such proposed transactions when it becomes available.

No Offer or Solicitation
This communication shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

Investor Contact:
Aaron Holt
VP, Shareholder Relations
217-258-0463
aholt@firstmid.com

Matt Smith
Chief Financial Officer
217-258-1528
msmith@firstmid.com

– Tables Follow –

FIRST MID BANCSHARES, INC.
Condensed Consolidated Balance Sheets
(In thousands, unaudited)
	As of
	June 30,	December 31,	June 30,
	2021	2020	2020

Assets
Cash and cash equivalents	$340,741	$417,281	$238,487
Investment securities	1,231,998	887,169	727,154
Loans (including loans held for sale)	3,796,304	3,138,419	3,205,262
Less allowance for credit losses	(54,597)	(41,910)	(38,381)
Net loans	3,741,707	3,096,509	3,166,881
Premises and equipment, net	82,099	58,206	58,905
Goodwill and intangibles, net	139,995	128,120	130,656
Bank owned life insurance	130,734	68,955	68,084
Other assets	123,308	70,108	68,144
Total assets	$5,790,582	$4,726,348	$4,458,311

Liabilities and Stockholders' Equity
Deposits:
Non-interest bearing	$1,157,009	$936,926	$817,623
Interest bearing	3,582,313	2,755,858	2,568,204
Total deposits	4,739,322	3,692,784	3,385,827
Repurchase agreement with customers	151,394	206,937	350,288
Other borrowings	112,753	93,969	103,939
Junior subordinated debentures	19,111	19,027	18,942
Subordinated debt	94,326	94,253	-
Other liabilities	57,610	51,150	50,042
Total liabilities	5,174,516	4,158,120	3,909,038

Total stockholders' equity	616,066	568,228	549,273
Total liabilities and stockholders' equity	$5,790,582	$4,726,348	$4,458,311

FIRST MID BANCSHARES, INC.
Condensed Consolidated Statements of Income
(In thousands, except per share data, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Interest income:
Interest and fees on loans	$40,795	$31,382	$76,681	$61,409
Interest on investment securities	5,739	4,077	10,581	8,666
Interest on federal funds sold & other deposits	101	76	189	201
Total interest income	46,635	35,535	87,451	70,276
Interest expense:
Interest on deposits	2,262	3,105	4,746	6,966
Interest on securities sold under agreements to repurchase	57	158	127	352
Interest on other borrowings	445	516	819	1,111
Interest on jr. subordinated debentures	139	0	279	0
Interest on subordinated debt	985	174	1,969	392
Total interest expense	3,888	3,953	7,940	8,821
Net interest income	42,747	31,582	79,511	61,455
Provision for loan losses	(560)	6,136	11,576	11,617
Net interest income after provision for loan	43,307	25,446	67,935	49,838
Non-interest income:
Wealth management revenues	5,016	3,827	9,942	7,453
Insurance commissions	4,988	4,088	10,845	10,709
Service charges	1,539	1,111	2,903	2,889
Securities gains, net	73	287	77	818
Mortgage banking revenues	1,691	1,236	3,100	1,544
ATM/debit card revenue	3,141	2,239	5,840	4,226
Other	1,836	1,097	3,326	2,756
Total non-interest income	18,284	13,885	36,033	30,395
Non-interest expense:
Salaries and employee benefits	24,908	15,455	48,395	31,955
Net occupancy and equipment expense	5,482	4,141	10,452	8,383
Net other real estate owned (income) expense	1,966	(2)	2,044	(48)
FDIC insurance	478	289	930	382
Amortization of intangible assets	1,295	1,290	2,515	2,585
Stationary and supplies	235	275	551	543
Legal and professional expense	1,639	1,489	3,041	2,887
Marketing and donations	507	314	1,009	795
Other	9,503	2,847	14,676	6,347
Total non-interest expense	46,013	26,098	83,613	53,829
Income before income taxes	15,578	13,233	20,355	26,404
Income taxes	3,357	3,096	4,025	6,268
Net income	$12,221	$10,137	$16,330	$20,136

Per Share Information
Basic earnings per common share	$0.68	$0.61	$0.92	$1.21
Diluted earnings per common share	0.68	0.60	0.92	1.20

Weighted average shares outstanding	18,067,190	16,709,886	17,685,679	16,701,536
Diluted weighted average shares outstanding	18,120,210	16,756,794	17,738,699	16,748,444

FIRST MID BANCSHARES, INC.
Condensed Consolidated Statements of Income
(In thousands, except per share data, unaudited)

	For the Quarter Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2021	2021	2020	2020	2020
Interest income:
Interest and fees on loans	$40,795	$35,886	$33,254	$32,151	$31,382
Interest on investment securities	5,739	4,842	4,226	4,074	4,077
Interest on federal funds sold & other deposits	101	88	90	70	76
Total interest income	46,635	40,816	37,570	36,295	35,535
Interest expense:
Interest on deposits	2,262	2,484	2,617	3,168	3,105
Interest on securities sold under agreements to repurchase	57	70	68	68	158
Interest on other borrowings	445	374	371	395	516
Interest on jr. subordinated debentures	139	140	143	147	174
Interest on subordinated debt	985	984	931	-	-
Total interest expense	3,888	4,052	4,130	3,778	3,953
Net interest income	42,747	36,764	33,440	32,517	31,582
Provision for loan losses	(560)	12,136	603	3,883	6,136
Net interest income after provision for loan	43,307	24,628	32,837	28,634	25,446
Non-interest income:
Wealth management revenues	5,016	4,926	5,232	3,468	3,827
Insurance commissions	4,988	5,857	3,477	3,291	4,088
Service charges	1,539	1,364	1,527	1,446	1,111
Securities gains, net	73	4	193	95	287
Mortgage banking revenues	1,691	1,409	1,870	1,661	1,236
ATM/debit card revenue	3,141	2,699	2,369	2,367	2,239
Other	1,836	1,490	879	1,250	1,097
Total non-interest income	18,284	17,749	15,547	13,578	13,885
Non-interest expense:
Salaries and employee benefits	24,908	23,487	19,151	15,346	15,455
Net occupancy and equipment expense	5,482	4,970	3,962	4,363	4,141
Net other real estate owned (income) expense	1,966	78	(20)	110	(2)
FDIC insurance	478	452	458	469	289
Amortization of intangible assets	1,295	1,220	1,200	1,277	1,290
Stationary and supplies	235	316	275	262	275
Legal and professional expense	1,639	1,402	1,220	1,320	1,489
Marketing and donations	507	502	434	387	314
Other	9,503	5,173	3,651	3,393	2,847
Total non-interest expense	46,013	37,600	30,331	26,927	26,098
Income before income taxes	15,578	4,777	18,053	15,285	13,233
Income taxes	3,357	668	4,484	3,720	3,096
Net income	$12,221	$4,109	$13,569	$11,565	$10,137

Per Share Information
Basic earnings per common share	$0.68	$0.24	$0.81	$0.69	$0.61
Diluted earnings per common share	0.68	0.24	0.81	0.69	0.60

Weighted average shares outstanding	18,067,190	17,299,927	16,735,926	16,728,191	16,709,886
Diluted weighted average shares outstanding	18,120,210	17,352,947	16,779,129	16,775,099	16,756,794

FIRST MID BANCSHARES, INC.
Consolidated Financial Highlights and Ratios
(Dollars in thousands, except per share data)
(Unaudited)

	As of and for the Quarter Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2021	2021	2020	2020	2020

Loan Portfolio
Construction and land development	$141,568	$165,376	$122,479	$167,515	$180,934
Farm real estate loans	277,362	269,652	254,341	256,230	251,382
1-4 Family residential properties	394,902	412,470	325,762	339,172	342,036
Multifamily residential properties	274,910	297,984	189,632	139,255	141,015
Commercial real estate	1,480,198	1,402,885	1,174,300	1,177,571	1,123,540
Loans secured by real estate	2,568,940	2,548,367	2,066,514	2,079,743	2,038,907
Agricultural operating loans	123,101	121,070	137,352	141,074	149,043
Commercial and industrial loans	864,554	1,017,400	738,313	807,668	811,169
Consumer loans	84,541	91,705	78,002	80,348	82,084
All other loans	155,168	164,557	118,238	127,414	124,059
Total loans	3,796,304	3,943,099	3,138,419	3,236,247	3,205,262

Deposit Portfolio
Non-interest bearing demand deposits	$1,157,009	$1,185,181	$936,926	$837,602	$817,623
Interest bearing demand deposits	1,418,717	1,268,882	1,031,183	1,053,691	938,710
Savings deposits	598,232	668,098	499,427	485,241	474,545
Money Market	842,771	803,946	748,179	736,262	625,361
Time deposits	722,593	811,586	477,069	507,040	529,588
Total deposits	4,739,322	4,737,693	3,692,784	3,619,836	3,385,827

Asset Quality
Non-performing loans	$30,410	$31,984	$28,123	$22,439	$23,096
Non-performing assets	37,648	45,323	30,616	24,712	25,397
Net charge-offs	261	702	608	349	631
Allowance for credit losses to non-performing loans	179.54%	173.27%	149.02%	186.80%	166.18%
Allowance for credit losses to total loans outstanding	1.50%[1]	1.50%[1]	1.41%[1]	1.41%[1]	1.30%[1]
Nonperforming loans to total loans	0.80%	0.81%	0.90%	0.69%	0.72%
Nonperforming assets to total assets	0.65%	0.78%	0.65%	0.55%	0.57%

Common Share Data
Common shares outstanding	18,078,474	18,042,256	16,741,208	16,731,684	16,728,190
Book value per common share	$34.08	$33.36	$33.94	$33.53	$32.84
Tangible book value per common share (2)	26.33	25.68	26.29	25.80	25.02
Market price of stock	40.51	43.93	33.66	24.95	26.23

Key Performance Ratios and Metrics
End of period earning assets	$5,269,882	$5,374,848	$4,367,717	$4,130,186	$4,093,511
Average earning assets	5,380,411	4,769,975	4,238,388	4,113,846	3,942,832
Average rate on average earning assets (tax equivalent)	3.52%	3.52%	3.58%	3.56%	3.68%
Average rate on cost of funds	0.30%	0.36%	0.41%	0.39%	0.43%
Net interest margin (tax equivalent) (2)	3.22%	3.16%	3.17%	3.17%	3.25%
Return on average assets	0.84%	0.32%	1.18%	1.03%	0.94%
Return on average common equity	8.00%	2.78%	9.66%	8.31%	7.47%
Efficiency ratio (tax equivalent) (2)	57.94%	61.20%	58.27%	54.66%	53.70%
Full-time equivalent employees	960	983	824	816	828

[1] Excludes Paycheck Protection Program loans.
[2] Non-GAAP financial measure. Refer to reconciliation to the comparable GAAP measure.

FIRST MID BANCSHARES, INC.
Net Interest Margin
(In thousands, unaudited)
	For the Quarter Ended March 2021
	QTD Average		Average
	Balance	Interest	Rate
INTEREST EARNING ASSETS
Interest bearing deposits	$341,907	$87	0.10%
Federal funds sold	1,328	-	0.00%
Certificates of deposits investments	2,690	15	2.24%
Investment Securities:
Taxable (total less municipals)	890,660	4,046	1.82%
Tax-exempt (Municipals)	270,791	2,143	3.17%
Loans (net of unearned income)	3,873,035	40,956	4.24%

Total interest earning assets	5,380,411	47,247	3.52%

NONEARNING ASSETS
Cash and due from banks	91,497
Premises and equipment	87,494
Other nonearning assets	341,570
Allowance for loan losses	(55,656)

Total assets	$5,845,316

INTEREST BEARING LIABILITIES
Demand deposits	$2,173,498	$1,027	0.19%
Savings deposits	640,479	123	0.08%
Time deposits	788,375	1,112	0.57%
Total interest bearing deposits	3,602,352	2,262	0.25%
Repurchase agreements	177,002	57	0.13%
FHLB advances	112,622	445	1.58%
Federal funds purchased	-	-	0.00%
Subordinated debt	94,302	985	4.19%
Jr. subordinated debentures	19,083	139	2.92%
Other borrowings	-	-	0.00%
Total borrowings	403,009	1,626	1.62%
Total interest bearing liabilities	4,005,361	3,888	0.39%

NONINTEREST BEARING LIABILITIES
Demand deposits	1,164,128	Average cost of funds	0.30%
Other liabilities	64,808
Stockholders' equity	611,019

Total liabilities & stockholders' equity	$5,845,316

Net Interest Earnings / Spread		$43,359	3.13%

Impact of Non-Interest Bearing Funds			0.09%

Tax effected yield on interest earning assets			3.22%

FIRST MID BANCSHARES, INC.
Reconciliation of Non-GAAP Financial Measures
(In thousands, unaudited)

	As of and for the Quarter Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2021	2021	2020	2020	2020

Net interest income as reported	$42,747	$36,764	$33,440	$32,517	$31,582
Net interest income, (tax equivalent)	43,359	37,359	34,040	33,084	32,118
Average earning assets	5,380,411	4,769,975	4,238,388	4,113,846	3,942,832
Net interest margin (tax equivalent)	3.22%	3.16%	3.17%	3.17%	3.25%

Common stockholder's equity	$616,066	$601,884	$568,228	$561,009	$549,273
Goodwill and intangibles, net	139,995	138,606	128,120	129,287	130,656
Common shares outstanding	18,078	18,042	16,741	16,732	16,728
Tangible Book Value per common share	$26.33	$25.68	$26.29	$25.80	$25.02

FIRST MID BANCSHARES, INC.
Reconciliation of Non-GAAP Financial Measures
(In thousands, except per share data, unaudited)

	As of and for the Quarter Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2021	2021	2020	2020	2020
Adjusted earnings Reconciliation
Net Income - GAAP	$12,221	$4,109	$13,569	$11,565	$10,137
Adjustments (post-tax): (1)
Acquisition ACL on non-PCD assets in provision expense	-	9,072	-	-	-
Branch optimization costs	960
Integration and acquisition expenses	4,634	2,036	292	69	204
Total non-recurring adjustments (non-GAAP)	$5,595	$11,108	$292	$69	$204

Adjusted earnings - non-GAAP	$17,816	$15,217	$13,861	$11,634	$10,341
Adjusted diluted earnings per share (non-GAAP)	$0.98	$0.88	$0.83	$0.69	$0.62

Efficiency Ratio Reconciliation
Noninterest expense - GAAP	$46,013	$37,600	$30,331	$26,927	$26,098
Foreclosed property income (expense)	(1,966)	(78)	20	(110)	2
Amortization of intangibles	(1,295)	(1,220)	(1,200)	(1,277)	(1,290)
Branch optimization costs	(1,215)
integration and acquisition expenses	(5,866)	(2,578)	(369)	(87)	(259)
Adjusted noninterest expense (non-GAAP)	$35,671	$33,724	$28,782	$25,453	$24,551

Net interest income -GAAP	$42,747	$36,764	$33,440	$32,517	$31,582
Effect of tax-exempt income (1)	612	595	601	566	537
Adjusted net interest income (non-GAAP)	$43,359	$37,359	$34,041	$33,083	$32,119

Noninterest income - GAAP	$18,284	$17,749	$15,547	$13,578	$13,885
Gain on sales of investment securities, net	(73)	(4)	(193)	(95)	(287)
Adjusted noninterest income (non-GAAP)	$18,211	$17,745	$15,354	$13,483	$13,598

Adjusted total revenue (non-GAAP)	$61,570	$55,104	$49,395	$46,566	$45,717

Efficiency ratio (non-GAAP)	57.94%	61.20%	58.27%	54.66%	53.70%

(1) Nonrecurring items (post-tax) and tax-exempt income are calculated using an estimated effective tax rate of 21%.